UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2013 (February 12, 2013)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cumulus Media Inc. (the “Company”) reports that on February 12, 2013, Eric P. Robison, who has served as a member of the board of directors (the “Board”) of the Company since August 1999, announced his retirement from the Board, effective immediately. Mr. Robison serves as President and Chief Executive Officer of lynda.com and retired to focus on his other professional commitments. There were no disagreements (as referred to in Item 5.02(a) of Form 8-K) between the Company and Mr. Robison, and the Company thanks Mr. Robison for his years of service.

Also, the Company reports that the Board has appointed Alexis Glick, age 40, to fill the Board seat previously held by Mr. Robison. Ms. Glick was also appointed to serve on the Compensation Committee of the Board. Ms. Glick, who has experience in branding, media and finance, is currently the chief executive officer of GENYOUth Foundation, a non-profit organization dedicated to fighting childhood obesity, a position she has held since February 2011. Prior thereto, Ms. Glick served as Vice President of Fox Business News, which she helped launch and where she anchored various business news programs. Prior to joining Fox News in 2006, she was a correspondent and anchor for both NBC and CNBC. Earlier in her career Ms. Glick was an executive at Morgan Stanley, where she headed floor operations at the New York Stock Exchange.

The Company, and certain of its stockholders, are parties to a Stockholders’ Agreement, dated September 16, 2011, which provides that the size of the Board shall be set at seven members, that certain stockholders are entitled to designate individuals for nomination to the Board, and that two positions on the Board are to be filled by individuals, each of whom must meet applicable independence criteria and who shall be selected and nominated by the full Board. Mr. Robison served as one of those independent directors, and Ms. Glick, who meets the applicable independence criteria, will succeed Mr. Robison as one of such independent directors.

Ms. Glick will receive compensation for her service as a member of the Board that is consistent with the compensatory arrangements the Company currently has in place with its other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and
Chief Financial Officer

Date: February 19, 2013